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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              ABRAHAMSON, JAMES R.
--------------------------------------------------------------------------------
       (Last)                       (First)                    (Middle)

                           c/o THE MARCUS CORPORATION
                     250 EAST WISCONSIN AVENUE, SUITE 1700
--------------------------------------------------------------------------------
                                    (Street)

                               MILWAUKEE, WI 53202
--------------------------------------------------------------------------------
       (City)                       (State)                     (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       THE MARCUS CORPORATION (NYSE: MCS)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 April 14, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

         President and Chief Operating Officer of Baymont Inns & Suites
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

====================================================================================================================================
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       324.75 (1)     I        By 401(k)
                                                                                                                             Plan
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 04/14/03               M                1,900       A     $10.3125    See below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 04/14/03               S                  200       D     $14.53      See below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 04/14/03               S                  400       D     $14.54      See below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 04/14/03               S                1,300       D     $14.55          0          D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
              2.                                                                                           ative     of
              Conver-                             5.                              7.                       Secur-    Deriv-  11.
              sion                                Number of                       Title and Amount         ities     ative   Nature
              or                 3A.              Derivative    6.                of Underlying     8.     Benefi-   Secur-  of
              Exer-              Deemed  4.       Securities    Date              Securities        Price  cially    ity:    In-
              cise      3.       Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of     Owned     Direct  direct
              Price     Trans-   tion    action   or Disposed   Expiration Date   ----------------  Deriv- Following (D) or  Bene-
1.            of        action   Date,   Code     of(D)         (Month/Day/Year)           Amount   ative  Reported  In-     ficial
Title of      Deriv-    Date     if any  (Instr.  (Instr. 3,    ----------------           or       Secur- Trans-    direct  Owner-
Derivative    ative     (Month/  (Month/ 8)       4 and 5)      Date     Expira-           Number   ity    action(s) (I)     ship
Security      Secur-    Day/     Day/    ------   ------------  Exer-    tion              of       (Instr (Instr    (Instr  (Instr
(Instr. 3)    ity       Year)    Year)   Code V    (A)   (D)    cisable  Date      Title   Shares   5)     4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
Grant Date:
4/24/00       $10.3125  04/14/03         M               1,900   (2)    04/24/10     *      1,900           38,100     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
Grant Date:
6/28/00       $11.4375                                           (2)    06/28/10     *     40,000           40,000     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
Grant Date:
7/12/01       $14.05                                             (2)    07/12/11     *     50,000           50,000     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
Grant Date:
7/11/02       $15.55                                             (2)    07/11/12     *     20,000           20,000     D
====================================================================================================================================
Explanation of Responses:
 *   Common Stock
(1)  Balance reflects the most current data available with regard to holdings in the 401(k) Plan.
(2)  Options vest and become exercisable as follows: 40% after 2nd anniversary of the date of grant; 60% after 3rd anniversary;
     80% after 4th anniversary; and 100% after 5 years.


                                                                                  JAMES R. ABRAHAMSON
**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.                                                          /s/ Ralph J. Gundrum                     04/16/03
                                                                                  -------------------------------------   ----------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ** Signature of Reporting Person           Date
                                                                                  By Ralph J. Gundrum, attorney-in-fact
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2